Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                            TO AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                               ASDAR GROUP INC.,
                              a Nevada corporation

Pursuant to the provisions of the Nevada Revised Statutes, ASDAR Group, a Nevada corporation, adopts the following amendment to its Amended and Restated Articles of Incorporation.

1. The undersigned hereby certify that on the 3rd day of April, 2002, acting by written consent without a meeting, in accordance with the provisions of section 78.315 of the Nevada General Corporation Law and Section 13 of
Article III of the Bylaws of this Corporation approved, consented to, affirmed, and adopted the following resolution:

BE IT RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

To amend Article I of the corporation's Amended and Restated Articles of Incorporation to provide that the name of the corporation shall be changed from ASDAR Group to Precise Life Sciences Ltd.

2. Pursuant to the provisions of the Nevada Revised Statutes, at least a majority of ASDAR Group's shares entitled to vote, voted in favor of the adoption of the Amendment to Article I of the Amended and Restated Articles of Incorporation as follows:

        Article 1. The name of this corporation is Precise Life Sciences Ltd.

In witness whereof, the undersigned being the President and Secretary of ASDAR Group, a Nevada corporation, hereunto affix their signatures this 3rdday of April, 2002.

ASDAR Group


By:/s/Conrado Beckerman
 ------------------------
 Conrado Beckerman, President

 By: /s/: R. Klein
------------------------
Robert Klein, Secretary